UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 23, 2010

(Date of earliest event reported: March 17, 2010)

MF Global Holdings Ltd.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 589-6200

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2010, Bernard W. Dan notified MF Global Holdings Ltd. (the “Company”) of his intention to resign as Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), and the resignation was effective on March 23, 2010. As contemplated by his employment agreement, Mr. Dan will make himself available through May 16, 2010 to assist in transition matters and, during that time, will continue to receive his base salary and benefits.

On March 23, 2010, the Company entered into an employment agreement (the “Agreement”) with Jon S. Corzine to be the Chief Executive Officer of the Company and the Chairman of the Board. Mr. Corzine, age 63, most recently served as New Jersey’s 54th governor from January 2006 until January 2010. Prior to that time, he was elected to represent New Jersey in the United States Senate from January 2001 until January 2006. During his tenure as a United States Senator, Mr. Corzine served on the Senate Banking, Budget, Energy and Natural Resources, and Intelligence Committees. Prior to serving in the United States Senate, Mr. Corzine was the Chairman and Senior Partner of The Goldman Sachs Group, L.P. from December 1994 to June 1998 and Co-Chairman and Co-Chief Executive Officer of The Goldman Sachs Group, L.P. from June 1998 to January 1999. Mr. Corzine began his career at Goldman Sachs as a bond trader in 1975. The Board considered Mr. Corzine’s significant leadership experience as the Governor of New Jersey and as a United States Senator, as well as his extensive financial background and experience at Goldman Sachs, in concluding that Mr. Corzine should be appointed the Chief Executive Officer of the Company and Chairman of the Board. Mr. Corzine has informed the Company that he is also being appointed as an operating partner and advisor at J.C. Flowers & Co. LLC (“JCF”), which is an affiliate of one of the Company’s largest shareholders. He will also hold the title of John L. Weinberg/Goldman, Sachs & Co. Visiting Professor at Princeton University’s Woodrow Wilson School of Public and International Affairs for the 2010-2011 academic year. During the term of the Agreement, Mr. Corzine is expected to spend substantially all of his business time and attention on Company matters.

The Agreement is for a fixed term ending on March 31, 2011. By December 31, 2010, the Company must provide terms for continued employment beyond March 31, 2011 or give notice of its expectation that employment will terminate at March 31, 2011. The financial terms of the Agreement include: (1) an initial base salary of $1.5 million; (2) a sign-on bonus of $1.5 million, which Mr. Corzine must pay back to the Company if he is terminated for “cause” during the one-year period following March 23, 2010, or if he voluntarily terminates his employment without “good reason” during such one-year period, he will be required to pay back a pro rata portion of the sign-on bonus based on the number of days worked during such one-year period; (3) a target cash bonus of $3.0 million for the fiscal year ending March 31, 2011 based on individual and corporate performance goals, subject to a minimum bonus of $2.0 million; and (4) as an inducement to his employment with the Company, a stock option to purchase 2.5 million shares of common stock at an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on April 7, 2010, which vests in full immediately prior to the close of business on March 31, 2011, assuming Mr. Corzine’s continued employment, and expires in 2020. Once vested, the option will remain exercisable for the full 10 year term and, to the extent not then exercised, would be forfeitable only on a termination for “cause”.

Under the terms of the Agreement, if, during the term, Mr. Corzine is terminated without “cause” or resigns for “good reason”, he is entitled, subject to his execution of a release of claims, to: (1) a pro rata bonus for the year in which such termination occurs based on achievement of the actual performance goals; (2) a lump sum cash severance payment equal to two times the sum of his base salary and annual target bonus; (3) the lapse of all service-based vesting and non-performance-based exercise conditions on outstanding equity awards; (4) for up to two years, continued health benefits; and (5) for up to two years, continued life insurance coverage. Upon a termination due to death or disability, Mr. Corzine is entitled to the benefits described in (1) and (3) above and a lump sum cash payment equal to one times his base salary. The Agreement also provides protection for any excise tax that could be imposed as a result of any severance or other payments deemed made in connection with a future change in control unless the tax could be avoided by reducing the payments by less than $50,000, in which case the Agreement provides for such a reduction.

The Agreement contains non-competition and non-solicitation provisions that apply during the term of the Agreement and for a one-year period beyond the termination of Mr. Corzine’s employment in the case of non-solicitation of clients and employees, and for a three-month period in the case of non-competition. Under the terms of the non-competition provision, Mr. Corzine may not hold a 5% or greater interest in a “Competitive Enterprise”, which is defined as any business enterprise that either: (1) engages in any activity anywhere as a futures commission merchant, broker dealer or similarly situated intermediary; or (2) engages in any other business in which the Company is engaged and which represents more than 5% of the Company’s net revenues during the four latest fiscal quarters. Mr. Corzine may also not associate with a Competitive Enterprise and, in connection with such association, engage in any activity that: (1) is substantially related to any activity that he was engaged in for the Company; (2) is substantially related to any activity for which he had managerial or supervisory responsibility for the Company; or (3) calls for the application of specialized knowledge or skills substantially related to those used by Mr. Corzine in his activities for the Company, in each case during the prior 12 months of employment. The non-competition provision does not prevent Mr. Corzine from serving as an operating partner of JCF, although he remains subject to any duties (including fiduciary duties and duties of confidentiality) he may owe to the Company by reason of his service as an officer or director of the Company.

During the term of the Agreement, Mr. Corzine is expected to spend substantially all of his business time and attention on Company matters, except that he may serve as an operating partner of JCF and engage in certain charitable, educational and other activities as long as these permitted activities do not significantly interfere with his performance of his responsibilities under the Agreement. Pursuant to his contract with JCF, Mr. Corzine will not receive any salary or benefits from JCF, but if he ceases to serve as an officer of the Company, he and JCF will discuss in good faith his expected time commitment with JCF and any related annual salary and benefits. Mr. Corzine will have a financial interest as a limited partner in certain of JCF’s investment management entities. The Agreement contains a provision regarding corporate opportunities. In general, this provision provides that, if Mr. Corzine acquires knowledge from JCF (and not the Company) of a potential transaction or other business opportunity that may be a business opportunity for the Company, he will have no duty to communicate or present such opportunity to the Company, will not be liable to the Company or, to the maximum extent permitted under Delaware law, its stockholders for failing to do so and will otherwise be deemed to have fulfilled his duties to the Company and its stockholders with regard to such opportunity. The Agreement further provides that a corporate opportunity offered to Mr. Corzine will belong to the Company unless it is offered to him or he otherwise acquires knowledge of it through his capacity as an operating partner of JCF and not through the Company or his capacity as an officer or director of the Company. The Agreement confirms that, except as permitted in the corporate opportunities provision, Mr. Corzine remains subject to any duties (including fiduciary duties and duties of confidentiality) he may owe to the Company by reason of his service as an officer or director of the Company.

In light of Mr. Corzine’s appointment to Chairman of the Board, Alison Carnwath has stepped down as Chairman but will remain a member of the Board until the expiration of her current term at the next annual meeting of stockholders. Ms. Carnwath has informed the Company that, at the time of the next annual meeting, she intends to retire from the Board. As Chairman of the Board and Chief Executive Officer of the Company, Mr. Corzine will join the Board’s Executive Board Committee and will serve as the Chairman of this committee.

A copy of the Company’s press release announcing the appointment of Mr. Corzine and the resignation of Mr. Dan has been filed as an exhibit to this report.

The descriptions of the terms of Mr. Corzine’s employment and his relationship as an operating partner and advisor of JCF are qualified in their entirety by reference to the Agreement and the agreement between Mr. Corzine and JCF, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated into this Item 5.02 by reference.

Item 7.01	Regulation FD Disclosure.

On March 23, 2010, the Company issued a press release, which is furnished as Exhibit 99.1 hereto. The eighth paragraph of the press release, referring to the Company’s financial performance, capital and liquidity position for the fiscal quarter ending March 31, 2010, is incorporated into this Item 7.01 by reference.

Item 9.01	Exhibits

(a) None

(b) None

(c) None

(d) Exhibits

Exhibit No.	Description

10.1	Jon S. Corzine Employment Agreement

10.2	Jon S. Corzine Contract with J.C. Flowers & Co. LLC

99.1	Press release, dated March 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL HOLDINGS LTD.

Date: March 23, 2010	By:	/s/ Laurie R. Ferber
Laurie R. Ferber
General Counsel